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                                                                   EXHIBIT 10.3

                    TERMINATION AND GENERAL RELEASE AGREEMENT

                                   ATARI, INC.
                                417 Fifth Avenue
                            New York, New York 10016

                                                               October  15, 2004

Mr. Denis Guyennot
Les Hauts de Vaugrenier
7 Allee du Suquet
06270 Villenueve Loubet
France

Dear Mr. Guyennot:

      PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS AND A WAIVER OF ALL RIGHTS TO MAKE A CLAIM AGAINST ATARI. DO NOT SIGN THIS AGREEMENT IMMEDIATELY. YOU HAVE TWENTY-ONE (21) DAYS FROM THE DATE YOU RECEIVE THIS AGREEMENT TO DECIDE WHETHER OR NOT YOU WISH TO SIGN IT. YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. IF YOU DO SIGN THIS AGREEMENT, YOU HAVE SEVEN (7) DAYS TO CHANGE YOUR MIND AND TERMINATE THIS AGREEMENT, THEREBY RELEASING ALL PARTIES FROM ANY OBLIGATIONS SET FORTH IN THIS AGREEMENT.

      You and Atari, Inc. ("Atari") hereby agree as follows:

      1. TERMINATION.

            (a) The parties hereto acknowledge and agree that the last day of your employment with Atari in the capacity of President and Chief Operating Officer will be as of the end of the day on October 15, 2004 (the "Termination Date"), and the last day on which your salary and benefits shall accrue shall be September 30, 2004.

            (b) Notwithstanding the generality of the foregoing, Atari hereby requests, and you hereby agree, that:

                  (i) You shall continue to serve as a Director on the Board of Directors of Atari in the same manner, and for the same period of time, as you would have so served had your employment not terminated; and

                  (ii) During the one-year period after the Termination Date, you shall remain willing and available (subject to your other reasonable personal and professional commitments) to provide non-exclusive consulting services to Atari, which services Atari recognizes may be rendered from within or without the United States, to assist Atari in connection with restructuring, operational and distribution issues that may arise.

      2. CONSULTING ARRANGEMENT/STOCK OPTIONS

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            (a) As full and final consideration for the promises and terms set forth herein:

                  (ii) With respect to the future consulting services referred to above, Atari shall pay you the amount of Four Hundred Fifty Thousand Dollars ($450,000.00), The parties agree that such sum is due and payable immediately upon full execution of this agreement, but that on Atari's request, you agree to receive such monies in six (6) equal consecutive monthly installments, commencing on October 20, 2004, and continuing until March 20, 2005.

                  (ii) Notwithstanding and in lieu of anything to the contrary expressed or implied in any of the Plan Agreements you have received in connection with the grant of a total of 937,500 Atari stock options granted to you since January 4, 2000, it is hereby agreed that: (A) you shall be and are hereby afforded the period of one (1) year (i.e. until October 15, 2005) within which to exercise the 712,500 stock options that are vested as of the Termination Date; and (B) the 225,000 stock options that remain unvested on the Termination Date shall not expire on such date, but, rather, shall continue to vest in accordance with the applicable original Plan Agreement as if your employment with Atari had not terminated, until October 15, 2005, at which time you shall be afforded a period of ninety (90) days thereafter within which to exercise those of such options that have vested; and

                  (iii) The parties hereto knowledge and agree that neither party shall owe monies to the other party with respect to business expenses incurred by you before the Termination Date, it being understood and agreed that you have heretofore submitted acceptable expense reports previously submitted by you to Atari for such period.

            (b) Except as expressly stated in this paragraph 2, you shall not be entitled to receive any payments from Atari with respect to any period after the Termination Date. Without limiting the foregoing, it is understood that you shall not be entitled to any bonus payments beyond what you have already received.

      3. COMPANY PROPERTY. Atari acknowledges that prior to October 11, 2004, you returned to Atari -- all company equipment in your possession, i.e. pager, cellular phone, laptop, desktop computer, printer, ID badge, etc.,

      4. CONFIDENTIALITY; NONSOLICITATION.

            (a) (i) You acknowledge that you may have learned Confidential Information of Atari, as defined in paragraph 4(a)(ii) below, in a relationship of trust and confidence with Atari. (As used in this paragraph 4, "Atari" shall be deemed to include Atari and its affiliates and subsidiaries.) You agree that all Confidential Information is and shall remain the property of or otherwise protectable by Atari. You further agree not to disclose any Confidential Information, or any portion thereof, to any person or entity, and not to use, license, sell, convey or otherwise exploit any Confidential Information, or any portion thereof.

                  (ii) As used herein, "Confidential Information" shall include, without limitation, all trade secrets and other information (whether or not reduced to writing and whether or not conceived, originated, discovered or developed in whole or in part by you) which is not generally known in the entertainment industry and relates to the business, employees, products or work of Atari or its customers.

            (b) You hereby agree not to provide or disclose any other information to any person, firm or corporation with respect to Atari or its officers, directors or employees, nor portray Atari or such officers, directors or employees in any negative light, this includes any and all written materials, electronic displayed materials, and/or information displays on any internet related site, and/or interview, public or

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private.

            (c) Without limiting the generality of the foregoing, you hereby specifically agree that for the period commencing on the date hereof and continuing for one (1) year thereafter, you will not, without Atari's prior written consent, recruit, solicit, cause or encourage -- or cause, assist or encourage any other person or entity actually or prospectively engaged in competition with Atari, to actively recruit, solicit, or encourage -- any of the employees of Atari who possess or are likely to possess Confidential Information, to leave the employ of Atari, and to take a position where such Confidential Information may be used adversely to Atari's best interests, and/or for the benefit of an actual or potential competitor of Atari; and you will not employ -- or cause, assist or encourage any other person or entity actually or prospectively engaged in competition with Atari, to employ -- any such person in any such position. Notwithstanding the generality of the foregoing, the parties acknowledge that the fact that any Atari employee or executive leaves the employ of Atari during such one-year period shall not be deemed to have occurred by your actions, and Atari must definitively prove any such allegation to the contrary that it makes.

      5. WARRANTIES AND REPRESENTATIONS. You warrant and represent that: (a) you have not entered into any third party agreements in Atari's name or on Atari's behalf of which Atari has not been previously advised in writing, other than in accordance with Atari's policies and procedures; (b) subject to your prior reasonable commitments, you shall cooperate with and assist Atari at Atari's request in connection with any claim or litigation arising out of events occurring or agreements made during the course of your employment with Atari;
(c) during the period of your employment with Atari, you have not engaged in any conduct or activity which constitutes a violation of law, willful misconduct, or a material violation of Atari's policies; (d) you have not transferred to any person or entity any rights, causes of action or claims released in this agreement; and (e) you shall maintain strict confidentiality in regard to this agreement, and shall take all reasonable steps to prevent the disclosure to any person or entity, other than your immediate family and professional advisors, the existence, terms, or subject matters of this agreement.

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      6. RELEASE. In consideration of the foregoing (but except with respect to any ongoing obligations of Atari hereunder), you hereby release and discharge Atari, its parent, subsidiary or affiliated companies, from any and all claims, damages, liabilities, expenses, causes of action, whether now known or unknown, arising out of or relating to your employment by or performance of services for Atari, its parent, subsidiary or affiliated companies, and/or the termination of such employment or services, including, without limitation, any claims relating to a wrongful, premature or discriminatory termination of your employment and/or any claims relating to rights under federal, state or local laws prohibiting discrimination on the basis of race, color, creed, ancestry, national origin, age, sex or other basis prohibited by law, and any other applicable federal, state or local laws regulations, including, without limitation: (1) the Age Discrimination in Employment Act, 29 U.S.C. Sections 621-634 (age discrimination in employment including discrimination against individuals forty years of age or over); (2) Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq. (race, color, religion, sex and national origin discrimination); (3) the Civil Rights Act of 1866, 42 U.S.C. Section 1981 (discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. Section 206 (equal pay); (5) the Americans With Disabilities Act, 42 U.S.C. Section 12101 et seq. (discrimination against individuals with disabilities); (6) the Fair Labor Standards Act of 1939, 29 U.S.C. Section 201 et seq. (wage and hour matters); (7) the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. Section 1395(C) (insurance matters); (8) the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et seq. (retirement matters); (9) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (10) Executive Order 11141 (age discrimination); (11) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. Sections 701 et seq. (handicap discrimination). This also includes, but is not limited to, a release of any claims or rights you may have based upon contract, covenant, public policy or tort. If, notwithstanding this Agreement, you bring an action against Atari, based on any matter otherwise covered by this Agreement, you agree that you will pay all costs and expenses incurred by Atari in defending against such suit, including reasonable attorneys' fees; (12) the New York State Human Rights Law; (13) the New York City Human Rights Law, and any other federal, state or local laws or regulations, from the beginning of time through the date that this Agreement becomes effective. In addition, Atari hereby releases and discharges you from any and all claims, damages, liabilities, expenses, causes of action, whether now known or unknown, arising out of or relating to your employment by you or your performance of services for Atari, its parent, subsidiary or affiliated companies, through the Termination Date.

      7. NOTICES; MISCELLANEOUS.

            (a) By entering into this Agreement, neither you nor the Atari or any of the Atari's officers, agents or employees, admit any wrongdoing or violation of law.

            (b) This agreement contains all the understandings and agreements between the parties hereto with respect to the matters set forth herein, and there are no others made either contemporaneously herewith or otherwise. This agreement may not be changed or modified in any manner except in writing, signed by a duly authorized officer of Atari and by you. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND WHOLLY PERFORMED THEREIN (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES UNDER NEW YORK LAW). If any section of this agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this agreement, which shall remain in full force and effect.

            (c) You warrant and represent that at all times during your employment with Atari, you conducted yourself in accord with the employee conduct policies and did not bind Atari to any obligations with regard to which Atari is not now aware.

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            (d) This agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors and assigns.

            (e) You hereby acknowledge that you have been afforded the opportunity to consult with an attorney of your choice concerning this agreement.

      If the foregoing is in accordance with your understanding of our agreement, please so indicate by signing in the place provided below.

                                           Very truly yours,
                                           ATARI, INC.

                                           By: /s/ Bruno Bonnell
                                               ---------------------------------
                                           Its: Chairman & CEO

ACCEPTED AND AGREED TO:

/s/ Denis Guyennot
---------------------------------
Name: Denis Guyennot

SS#:____________________

Date: 10/15/2004

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